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                                   EXHIBIT 11

                SYBRON INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                               Three Months Ended
                                                    December 31,
                                                 1997      1996
                                                 ----      ----
Basic:
   Income available to Common Shareholders..   $ 19,335   $ 15,678
                                               ========   ========

   Weighted average Common shares ..........     96,442     93,960
                                               ========   ========

   Basic earnings per share ................   $    .20   $    .17
                                               ========   ========


Diluted:
   Income available to Common Shareholders..   $ 19,335   $ 15,678
                                               ========   ========

   Weighted average Common shares ..........     96,442     93,960
   Common equivalent shares ................      3,894      3,282
                                               --------   --------
                                                100,336     97,242
                                               ========   ========

   Diluted earnings per share ..............   $    .19   $    .16
                                               ========   ========


(As adjusted for the two-for-one stock split effective February 20, 1998).

                                      EI-2